Exhibit (h)(viii)

April 21, 2009

W.P. Stewart & Co. Growth Fund, Inc.
c/o W.P. Stewart & Co., Inc.
527 Madison Avenue
New York, New York  10022

Attention:  Treasurer

RE:  Sixth Amendment to Loan Agreement

Ladies and Gentlemen:

Pursuant to a loan agreement dated April 29, 2003 (as amended, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available a $5,000,000 committed unsecured revolving line of credit (the “Committed Line”) to W.P. Stewart & Co. Growth Fund, Inc. (the “Borrower”), a Maryland corporation.  Obligations of the Borrower with respect to Loans made pursuant to the Committed Line are evidenced by a promissory note dated April 29, 2003 in the original principal amount of $5,000,000 (the “Existing Note”), executed by the Borrower to the order of the Bank.  Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof and to amend the Loan Agreement as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank agree as follows:

I.           Amendment to Loan Agreement

1.           Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Committed Line shall expire on April 20, 2010, unless extended in the discretion of the Bank or terminated by the Borrower as provided herein (as may be extended from time to time, the "Expiration Date").

2.           Section I(4) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “Principal on each outstanding Loan shall bear interest at a variable rate per annum equal to the Overnight Rate plus 0.75%.”

3.           Section I(6) of the Loan Agreement is hereby amended by deleting the following therefrom:  “.10%” and substituting the following therefor:  “0.125%”.

4.           Section II(5) of the Loan Agreement is hereby amended by deleting the following therefrom:  “Paul J. Koobatian, Vice President” and substituting the following therefor:  “Carolyn L. Baker, Assistant Vice President”.

W.P. Stewart & Co. Growth Fund, Inc.
April 21, 2009

5.           Section II(11) of the Loan Agreement is hereby amended by adding the following new definitions thereto in correct alphabetical order:

“Federal Funds Rate” shall mean, at the relevant time of reference thereto, the rate that appears on Bloomberg page BTMM, as quoted by Garban Limited, as of 9:30 a.m. (Boston time), as the "Federal Funds Ask" rate, or, if unavailable, the quotation received by the Bank from a federal funds broker of recognized standing as selected by the Bank in its reasonable discretion.

“LIBOR Business Day” shall mean any Business Day on which commercial banks are open for international business (including dealings in United States dollar deposits) in London.

 “Overnight LIBOR Rate” shall mean the LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day, as reported by Bloomberg as the ask rate on the BTMM Page, and if such rate is then unavailable on Bloomberg, then Overnight LIBOR Rate shall mean the LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day as reported by Reuters as the ask or offered rate on the LIBOR01 Page, and if such rate is then unavailable, then Overnight LIBOR Rate shall mean the rate of interest per annum quoted by the Bank to leading banks in the London interbank market as the rate at which the Bank is offering United States dollar deposits in an amount equal to $1,000,000 with a maturity of one LIBOR Business Day.

“Overnight Rate” shall mean, as of any day, the higher of (a) the Federal Funds Rate as in effect on that day and (b) the Overnight LIBOR Rate as in effect on that day.

II.           Execution of New Note

The Borrower agrees to execute and deliver to the Bank an amended and restated promissory note dated as of the date hereof in the original principal amount of $5,000,000.00 (the “New Note”), which shall supersede and replace the Existing Note in its entirety.  Any Loans outstanding under the Existing Note as of the date hereof shall be deemed to be outstanding under the New Note, and the Borrower agrees that any subsequent Loans made to the Borrower, on behalf of the Funds, shall be evidenced by the New Note.  All references in the Loan Agreement to the Existing Note shall hereinafter refer to the New Note.

III.           Miscellaneous

W.P. Stewart & Co. Growth Fund, Inc.
April 21, 2009

1.           Other than as amended hereby, all terms and conditions of the Loan Agreement, Note, and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.

2.           The Borrower represents and warrants to the Bank as follows:  (a) no Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement, as amended hereby, and the New Note (collectively, the “Amended Documents”) (i) are, and will be, within the Borrower's power and authority, (ii) have been authorized by all necessary corporate proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the by-laws, articles of incorporation or other organizational documents of the Borrower or any law, rule or regulation applicable to the Borrower, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower, and (vi) to the best of the Borrower’s knowledge do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

3.           Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement to be governed by the laws of The Commonwealth of Massachusetts.

4.           This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

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W.P. Stewart & Co. Growth Fund, Inc.
April 21, 2009

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ Carolyn L. Baker
Carolyn L. Baker Assistant Vice President

Acknowledged and Accepted:

W.P. STEWART & CO. GROWTH FUND, INC.

By:	/s/ Susan G. Leber
Name:	Susan G. Leber
Title:	Treasurer and Principal Financial Officer